Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2010 (except for the last paragraph of Note 1, as to which the date is November 29, 2010) relating to the consolidated financial statements of BG Medicine, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in the Prospectus filed with the Securities and Exchange Commission by the Company pursuant to Rule 424(b)(1) under the Securities Act of 1933 on February 4, 2011, relating to the Company’s Registration Statement No. 333- 164574 on Form S-1.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 11, 2011